VENDOR AGREEMENT
BETWEEN
Flux Power Inc;
AND
Global Fluid Power Solutions, LLC;
AND
Mahomann Corp

This Agreement, effective as of the 15th day of January 2010by and between Flux Power Inc. 2755 Dos Aarons Way Suite #A Vista, CA 92081 (hereinafter referred to as "Flux"), and Global Fluid Power Solutions, a Limited Liability Company and Mahomann Corp a Taiwan company (hereinafter collectively referred to as "Vendor"). Hereinafter, Flux and Vendor may also be individually referred to as a "Party" and collectively referred to as the "Parties."

WHEREAS, Vendor is a manufacturer and/or distributor of Batteries;

WHEREAS, Flux is a corporation focusing on the development of an innovative battery technology and products thereof;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1. DEFINITIONS

1.1. "Delivery Date" means the date specified in an Order for the delivery of Products by Vendor to the destination required under the Order.

1.2. "Effective Date" means the date first written above.

1.3. "Eligible Purchasers" mean those parties authorized to purchase Products under this Agreement as communicated by Flux from time to time.

1.4. "Flux Affiliated Companies" shall mean any entity controlled by Flux or under common control with Flux.

1.5. "Forecast" means Flux's or Market Partner's estimate of its purchase requirements over a six-month period, or such other period designated by the parties.

1.6. "Intellectual Property Rights" means all rights in patents, copyrights, moral rights, trade secrets, mask works, Marks and other similar rights.

1.7. "Market Partner" means Flux's customer who markets and sells Flux's devices.

1.8. "Marks" means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

1.9. "Noncomplying Product" means any Product received by Flux that does not comply with the Specifications, or otherwise does not comply with the Warranty identified in Exhibit A requirements of an Order or other provisions of this Agreement.

1.10. "Orders" means a written or electronic purchase order or release issued by Flux to Vendor for purchase of the Product.

1.11. "Product" means the batteries that include ThunderSky's cells.

1.12. "Subsidiary" means an entity controlled by or under common control with a party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

1.13. "Technical Information" means Vendor's manufacturing information and technology deemed necessary by Flux to support the Products and to exercise any manufacturing rights provided under this Agreement, including, but not limited to: (i) specifications, software, schematics, designs, drawings or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (iii) jig, fixture and tooling designs; (iv) supplier history files; (v) support documentation; and (vi) any additional technical information or materials listed in the Escrow Agreement agreed to by the parties.

1.14. "Technical Materials" means jigs, fixtures and tools used by Vendor to manufacture the Products, and any production software used in such manufacture.

2. EXCLUSIVE PURCHASE AND ORDER

2.1. Purchase Agreement. Except for selling Product to Michael Kadie, SSI Racing, Lawrence Weisdorn, Vision Motor Corp and any subsidiaries thereo, Vendor shall have manufactured and exclusively sell to only Flux. Flux shall exclusively buy Product only from Vendor, provided that Vendor meets the specifications as represented.

2.2. Purchase Orders. Purchase orders issued to Vendor shall include the following: [a] type of Product; [b] quantity of units of Product; [c] unit price and total price; [d] billing address; [e] shipping instructions, including carrier, destination address and the scheduled shipment dates; [f] special instruction or markings.

2.3. Quantity Increase. For any Purchase Order issued in accordance with this Agreement, Flux may increase the purchase quantity of the Product, upon the prior written approval of Vendor. Vendor will use reasonable commercial efforts to meet the quantity increases. If there are extra costs to meet the quantity increase, Vendor will inform Flux for its approval in advance.

2.4. Eligible Purchasers. This Agreement enables Flux, Flux Subsidiaries and Flux Contract Manufacturer to purchase Products from Vendor under the terms of this Agreement or any subsequent Product Addendum. Unless a Product Addendum specifically refers to and amends a term of this Agreement, the terms and conditions of this Agreement will control and take precedence over any conflicting terms in a Product Addendum.

2.5. Precedence. This Agreement shall take precedence over and govern in case of any additional, different or conflicting terms and conditions in any purchase order(s) or any other form of either party. Purchase orders and other forms of either party may not vary the terms of this Agreement. Additional, different or conflicting terms and conditions on a purchase order or other form shall be of no effect.

3. SHIPPING, RISK OF LOSS, AND PACKAGING

3.1. Shipping. The location and quantity on which Vendor shall ship the product to Flux shall be as set forth in purchase order form or other document Flux uses to place orders with Vendor from time to time. Flux may reschedule the delivery of any unshipped product for later delivery within (90) days of the originally scheduled delivery date as long as it incurs and pays for all additional costs and liabilities incurred by Vendor thereby. All shipments will be DDP Flux's dock {DDP - Delivery Duty Paid as described in "Incoterms 2000"}. Title to, and the risk of loss of or damage to, all items ordered by Flux will pass to Flux at the DDP point. Both parties must agree upon any changes in shipping or billing instructions in writing.

3.2. Risk of Loss: Vendor shall hold title to and bear all risk of loss with respect to each quantity of the Product until actual delivery to Flux, at which such time title and risk of loss shall pass to Flux.

3.3. Labeling and Trade Dress. Vendor will supply the Products and packaging in accordance with instructions provided by Flux and agreed to in writing by Vendor.

3.4. Shipment Requirements. All Orders are required to be shipped complete. Vendor will give Flux immediate notice if it knows that it cannot meet a Delivery Date or that only a portion of the Products will be available for shipment to meet a Delivery Date. For partial shipments, Vendor will ship the available Products unless directed by Flux to reschedule shipment. If Vendor ships any Product by a method other than as specified in the corresponding Order, Vendor will pay any resulting increase in the cost of freight.

3.5. Delay in shipment. If due to Vendor's failure to make a timely shipment, the specified method of transportation would not permit Vendor to meet the Delivery Date, the Products affected will be shipped by expedient means acceptable to Flux. Vendor will pay for any resulting increase in the freight cost over that which Flux would have been required to pay by the specified method of transportation only if the resulting increase was caused by Vendor's breach, negligence, or willful acts or omissions. The parties agree to discuss and agree upon the most cost effective means of shipping in all cases.

4. ACCEPTANCE

4.1. Flux shall physically inspect the Products for conformance with specifications provided to Flux for the Product.

5. QUALITY

5.1. The Product is to be manufactured and supplied to an agreed specification. This specification may be altered by mutual agreement of Flux and Vendor to reflect any changes in the Product.

6. PRICE, SALES TERMS, AND PAYMENT

6.1. Price and Other Terms. The price at which Vendor shall sell the Product to Flux, and the terms and conditions on which Flux shall pay for the Product sold to it by Vendor, shall be as set forth in purchase order. The purchase order form or other document Flux uses to place orders with Vendor from time to time shall include the price and delivery of the product but at no time shall supersede this agreement and the terms set forth herein.

6.2. Payment. Payment terms with be outlined in the agreed upon via the invoice and confirmed via a purchase order.

6.3. Most Favored Purchaser Warranty. If during the term, Vendor offers a better price or pricing formula to other purchasers for similar volumes of similar Products, then Vendor agrees to offer such price or pricing formula to Flux retroactively as of the date first offered to the third party. Vendor agrees to fulfill its obligations in this Section in good faith and further agrees that it will not create any Product purchasing programs, pricing formulas or other conditions that serve to deny Flux the benefits of its favored purchaser status.

7. PRODUCT WARRANTY, CLAIMS FOR NONCONFORMITY, AND NONCONFORMING PRODUCTS

7.1. Product Warranty. As defined in Exhibit A

8. DOCUMENTATION

Vendor shall furnish to Flux and Flux Affiliated Companies on an ongoing basis all Documentation in electronic-file and hard copy formats in the English language, all engineering drawings, theory of operation documents, service manuals, parts list, Product brochures and such other material as the parties mutually agree are reasonably required by Flux or Flux Affiliated Companies to manufacture, market and service the Product. Vendor grants to Flux or Flux Affiliated Companies the right and license to reproduce or use all or any part of such Documentation in connection with their sales, marketing, manufacturing, and servicing of the Product. Flux or Flux Affiliated Companies are further given the right to modify any or all parts of the documentation to reflect either changes made to the Product or for translation into different languages or consistency in style with other documentation.

9. OBSOLESCENCE AND MANUFACTURING RIGHTS

9.1. Lifetime Buy Rights. Vendor acknowledges its obligation to manufacture, supply and support the Products without interruption for the Term. If, however, after the [*first year*] of shipment of such products, Vendor seeks to discontinue the supply or support of any Product (a "Discontinued Product"), Vendor will give notice to Flux no less than 12 months in advance of the last date the Discontinued Product can be ordered. After receipt of notice of discontinuance, Flux may, at its option purchase from Vendor such quantity of the Discontinued Product as Flux deems necessary for its future requirements.

10. ASSIGNMENT

Except as provided herein, no assignment or transfer of this agreement by one of the Parties to a third party is permissible under this agreement without the written agreement of the other Party.

11. INTELLECTUAL PROPERTY PROTECTION

11.1. Vendor's Duty To Defend. Vendor or its manufacturers will defend and hold harmless Flux and its Subsidiaries, Subcontractors and customers from any claim that any OEM Product, any combination of an OEM Product with an Flux Product, any Software, Documentation or a Vendor Mark, or any product provided as part of Vendor's Support services constitutes an unauthorized use or infringement of any third party's Intellectual Property Rights.

11.2. Flux's Duty To Notify. Flux will give Vendor prompt notice of any such claim or action, and will give Vendor the authority, information, and reasonable assistance necessary (at Vendor's expense) to defend. If Vendor does not diligently pursue resolution of the claim nor provide Flux with reasonable assurances that it will diligently pursue resolution, then Flux may, without in any way limiting its other rights and remedies, defend the claim.

11.3. Remedies For Infringing Products. If the use or combination of any product provided hereunder is enjoined (the "Infringing Product"), and said injunction is caused solely by Vendor's wrongful acts, omissions, or willful violations then Vendor will, at its sole expense and option:

11.3.1 Procure for Flux and its customers the right to continue using or combining the Infringing Product;

11.3.2 Replace the Infringing Product with a non-infringing product of equivalent function and performance; or

11.3.3 Modify the Infringing Product to be non-infringing, without detracting from function or performance.

12. INDEMNIFICATION

Vendor will defend or settle any claim made on any suit or proceeding brought against Flux and/or Flux's MARKET PARTNERS so far as it is based on a substantial allegation that any Products furnished by Vendor hereunder infringes any third party's rights including but not limited to claims in respect of loss of property and to matter of health and safety, and Regulatory Requirements in the manufacture of the Product by Vendor, and the use of the Product by Flux and/or Flux's MARKET PARTNERS, provided that there are no substantial allegations of duplicity, improper combinations of materials/products/uses, or other wrongful acts by Flux, its Affiliated Companies, or its Market Partners.

13. INSURANCE REQUIREMENT

13.1. Insurance Coverage. Vendor will maintain Comprehensive or Commercial General Liability Insurance (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of [*$1,000,000*] combined single limit per occurrence and [*$2,000,000*] in the aggregate, for claims of bodily injury, including death, and property damage that may arise from use of the Products or acts or omissions of Vendor under this Agreement. Each policy obtained by Vendor will name Flux, its officers, directors and employees as additional insureds but no others. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder, except that Flux will insure and cover all of its own liabilities separately as primary insured. In addition, such policies will permit Vendor to waive, on its own behalf and on behalf of its insurers, any rights of subrogation against Flux. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of 30 days written notice to Flux of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits will be furnished to Flux before any work is commenced hereunder, and Vendor will deliver copies of policies or certificates to the Flux contact.

13.2. Claims Made Coverage. If any policies have "claims made" coverage, Vendor will maintain such coverages with Flux named as an additional insured for a minimum of three years after termination of this Agreement. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

13.3. Additional Requirements: All deductibles on Vendor's policies providing coverage will be paid by Vendor. In the event Vendor is self insured for matters described herein, Vendor agrees to respond to any claims or losses made against or incurred by Flux in the same fashion as if insurance had been purchased with the same or broader coverage terms than what is generally available to similar suppliers. In no event will the coverages or limits of any insurance required under this Article, or the lack or

unavailability of any other insurance, be deemed to limit or diminish Vendor's obligations or liability to Flux under this Agreement.

14. TERMS AND TERMINATION

14.1. Term. This Supply Agreement shall continue until four (4) years from the effective date. However, if Vendor fails to comply with the terms of the agreement, Flux may serve notice of cancellation on Vendor whereupon this Supply Agreement shall immediately terminate. In the event that this Supply Agreement is terminated, Vendor shall return to Flux all data in tangible form provided by Flux, and thereafter VENDOR shall make no further use of the product.

14.2. Termination by Insolvency. Either Party can terminate this Agreement if: (i) the other party becomes insolvent; (ii) a petition or proceeding, voluntary or involuntary, for relief under bankruptcy, insolvency, reorganization, dissolution, winding-up, receivership, liquidation or similar law is filed or commenced by or against the other Party and such involuntary petition or proceeding is not dismissed, stayed or bonded within sixty (60) days of its institution; or (iii) a trustee, custodian, receiver or similar officer is appointed to take charge of all or part of the other Party's business.

14.3. Outstanding Orders. All Orders issued prior to the expiration of this Agreement must be fulfilled pursuant to and subject to the terms of this Agreement, even if the Delivery Dates are after expiration. Upon termination of this Agreement for Vendor's breach, Flux may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of termination.

14.4. Surviving Provisions: Notwithstanding the expiration or early termination of this Agreement, Section 11, 12 & 13 will each survive in accordance with their terms.

15. CONFIDENTIAL AGREEMENT

15.1. Confidential Information. None of the Parties shall disclose, without the other Party's prior consent in writing, during the term of this Agreement and for a period of five (5) years thereafter to any person, firm or corporation any information or trade secrets (such as but not limited to Specifications, prices, discounts, product strategy, etc.) acquired from the other Party by reason of or under this Agreement ("Confidential Information") whether or not expressly designated as confidential.

15.2. Scope of Confidential Information. "Confidential Information" means all information disclosed by either Party ("Disclosing Party") to the other Party ("Receiving Party"), in any form and at any time, whether prior or subsequent to the Effective Date, including, but not limited to, information relating to know-how, data, designs, drawings, inventions, developments, specifications, research, experimental work, documents, patent applications, trade secrets, ideas, concepts, products, processes, apparatuses, algorithms, software programs, software source documents, prototypes, works in process, intellectual property, proprietary

information and data, technical or engineering information and specifications, actual or prospective customers, client lists, client relationship information, business affiliations, marketing information and data, financial information and data, and any other information regardless of its form, means of communication or source relating to the Disclosing Party's business. Confidential Information shall not include information which the receiving Party can show that: (i) is or later becomes known to the public through no fault of the receiving Party; (ii) has been lawfully furnished or made known to the receiving Party by a third party who has a lawful right to disclose such information; (iii) has been already known by the receiving Party prior to its receipt as shown in the receiving Party's written records; (iv) was independently developed by the receiving Party through no improper means; or (v) is disclosed under operation of law, provided however that any information required to be disclosed under this Section shall only be disclosed pursuant to an appropriate protective order or confidentiality agreement.

15.3. Return of Confidential Information. The Parties shall, if either Party so requests, promptly return to the disclosing Party Confidential Information, including but not limited to all written data and documents, including originals, copies, translations and reproductions thereof, embodying all or part of the Confidential Information disclosed by the disclosing Party.

16. GENERAL TERMS

16.1. No Grant of License by Flux. Nothing in this Supply Agreement shall be construed as granting by implication, estoppel or otherwise, any license of or rights in any trade secrets, know-how, or patents of Flux.

16.2. No Agency; Relationship of Parties. It is understood that the Parties are not, by this Supply Agreement or by any terms contained herein, constituted or appointed the agent or representative of each other for any purpose whatsoever. No term herein contained be deemed or construed as granting a Party any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of, or in the name the other Party.

16.3. Force Majeure. No delay, failure or omission on the part of a Party to perform, fulfill or observe any of the terms or conditions of this Agreement shall give rise to any claim against or be deemed a breach of this Agreement by if such delay, failure or omission arises in whole from any cause or causes that are beyond the control of the party affected thereby and that prevent the Party from performing, fulfilling or observing, or unduly or unreasonably interfere with the Party's ability to perform, fulfill or observe, the terms and conditions of this Agreement (each such cause being referred to herein as an "Event of Force Majeure"). Without limiting the generality of the foregoing, each of the following causes shall be deemed to be beyond the control of a Party: fires or explosions or other similar property casualties; lightning, storms, floods, washouts or other adverse meteorological conditions; landslides, earthquakes or other adverse geological conditions; acts of God; strikes, lockouts, boycotts or other concerted actions of workers or other labor or industrial strife or

disturbances; sabotage; wars, acts of war or acts of an enemy; blockades; embargoes; insurrections, riots or other civil commotions or disturbances; epidemics; laws, acts, orders, proclamations, decrees, rules, regulations, ordinances, requirements, instructions or requests of governmental, military or other public authorities, agencies or powers; shortages of labor; shortages of or interruptions or curtailments in the supply of or other inability to obtain raw materials, other supplies, machinery, equipment or lines of pipe or power, fuel, water or other utilities; delays or failures of carriers, suppliers or contractors; inadequate transportation facilities; and any other events or circumstances, whether of the kind herein enumerated or otherwise, beyond the control of the Party affected thereby; in each case whether such events or circumstances exist on the date of this Agreement or arise thereafter.

16.4. Waiver. Any waiver by either Party of the breach of any of the terms or conditions of this Supply Agreements will not be considered as a continuing waiver or a waiver of any subsequent breach of the same or any other terms hereof.

16.5. Amendment. This Supply Agreement may be amended only by written instrument duly executed by both Parties.

16.6. Notice. All notices due under the terms of the Supply Agreement shall be made in writing to the Parties at the addresses set forth in this paragraph:

To Vendor: Global Fluid Power Solutions, LLC
P.O. Box 14921
Long Beach, CA 90853
USA

To Flux: Flux Power Incorporated
2755 Dos Aarons Way
Suite #A
Vista, CA 92081
USA

16.7. Severability. If any provision of this Supply Agreement is declared invalid by any tribunal having competent jurisdiction, then such provision shall be deemed automatically modified to conform to the requirements for validity as declared as such time and as so modified, shall be deemed a provision of this Supply Agreement as though originally included herein. In the event the provision invalidated is of such a nature that it cannot be modified, the provision shall be deemed deleted from this Supply Agreement as though the provision had never been included herein. In either case, the remaining provisions of this Supply Agreement shall remain in effect.

16.8. Governing Law. The validity and interpretation of this Supply Agreement shall be governed by and in accordance with the laws of the State of California, U.S.A., without given effect to principles of conflict of laws.

16.9. Headings. The section headings are intended for convenience only and shall not be deemed to supersede or modify any provisions of this Supply Agreement.

The Parties hereto have caused this Supply Agreement to be executed induplicate original by a duly authorized representative of each Party as of the date set forth below.

Flux Power Incorporated	Global Fluid Power Solutions:
By: [signature]	By: [signature]
Title: COO	Title: CEO
Date: 4-1-10	Date: 4-1-10

EXHIBIT A
LIMITED Warranty

Vendor (hereinafter "Vendor") herein provides the following limited warranty obligations for Thunders Sky's products (hereinafter "Product") including but not limited to Vendor's Lithium Ion battery cells:

Vendor warrants the Product for a period of THREE (3) years from the date of shipment from Vendor's factory ("Warranty Period"): (i) against defects in materials and workmanship, (ii) for fitness, performance and merchantability as defined by Vendor's Product marketing material and Product specification. If a Product failure arises and a valid claim is received within the Warranty Period, Vendor shall take responsibility and cover all costs relating to all damage arising from and related to the Product failure and additionally at Vendor's option and to the extent permitted by law, Vendor will either (1) repair the Product defect at no charge, using new or Products equivalent to new in performance and reliability, (2) exchange the Product with a Product that is new or equivalent to new in performance and reliability and is at least functionally equivalent to the original Product, or (3) refund the purchase price of the Product. Vendor may request that you replace defective Products with new or refurbished user-installable Products that Vendor provides in fulfillment of its limited warranty obligation. A replacement Product or part thereof, including a user-installable Product that has been installed in accordance with instructions provided by Vendor, assumes the remaining limited warranty of the original Product or ninety (90) days from the date of replacement or repair, whichever provides longer coverage. When a Product is exchanged, any replacement item becomes your property and the replaced item becomes Vendor's property. Products provided by Vendor in fulfillment of its limited warranty obligation must be used in products for which warranty service is claimed. When a refund is given, the Product for which the refund is provided must be returned to Vendor and becomes Vendor's property. This limited warranty applies: (a) to damage that has occurred due to a Product failure in Product materials and/or workmanship; (b) to damage caused by use of the failed Product.

EXCLUSIONS AND LIMITATIONS
This Limited Warranty applies only to products manufactured by or for Vendor. The Limited Warranty does not apply to any non-Vendor Product and/or any software, even if packaged or sold with the Product. Manufacturers, suppliers, or publishers, other than Vendor, may provide their own warranties to the end user purchaser. Vendor is not responsible for damage arising from failure to follow instructions relating to the Product's use. This limited warranty does not apply: (a) to damage caused by accident, abuse, misuse, flood, fire, earthquake or other external causes; (e) to damage caused by operating the Product outside the permitted or intended uses described by Vendor; (g) to a Product or Product that has been modified to alter functionality or capability without the written permission of Vendor; or (h) if any Vendor serial number (if applicable) has been removed or defaced.

FOR CONSUMERS, OEMS AND RESELLERS, WHO ARE COVERED BY CONSUMER PROTECTION LAWS OR REGULATIONS IN THEIR COUNTRY OF PURCHASE OR, IF DIFFERENT, THEIR COUNTRY OF RESIDENCE, THE BENEFITS CONFERRED BY THIS LIMTED WARRANTY ARE IN ADDITION TO ALL RIGHTS AND REMEDIES CONVEYED BY SUCH CONSUMER PROTECTION LAWS AND REGULATIONS. THIS WARRANTY DOES NOT EXCLUDE, LIMIT OR SUSPEND ANY RIGHTS OF CONSUMERS ARISING OUT OF NON-CONFORMITY WITH A SALES CONTRACT. SOME COUNTRIES, STATES AND PROVINCES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES OR ALLOW LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY OR CONDITION MAY LAST, SO THE LIMITATIONS OR EXCLUSIONS DESCRIBED HEREIN MAY NOT APPLY TO YOU. THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS, AND YOU MAY ALSO HAVE OTHER RIGHTS THAT VARY BY COUNTRY, STATE OR PROVINCE. THIS LIMITED WARRANTY IS GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE COUNTRY IN WHICH THE PRODUCT PURCHASE TOOK PLACE. TO THE EXTENT PERMITTED BY LAW, THIS LIMITED WARRANTY AND REMEDIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, REMEDIES AND CONDITIONS, WHETHER ORAL OR WRITTEN, STATUTORY, EXPRESS OR IMPLIED. AS PERMITTED BY APPLICABLE LAW, VENDOR SPECIFICALLY DISCLAIMS ANY AND ALL STATUTORY OR IMPLIED WARRANTIES. IF VENDOR CANNOT LAWFULLY DISCLAIM STATUTORY OR IMPLIED WARRANTIES THEN TO THE EXTENT PERMITTED BY LAW, ALL SUCH WARRANTIES SHALL BE LIMITED IN DURATION TO THE DURATION OF THIS EXPRESS WARRANTY AND TO REPAIR OR REPLACEMENT SERVICE AS DETERMINED BY VENDOR IN ITS SOLE DISCRETION.

No Vendor reseller, agent, or employee is authorized to make any modification, extension, or addition to this warranty. If any term is held to be illegal or unenforceable, the legality or enforceability of the remaining terms shall not be affected or impaired. VENDOR IS NOT RESPONSIBLE FOR DIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY BREACH OF WARRANTY OR CONDITION, OR UNDER ANY OTHER LEGAL THEORY, INCLUDING BUT NOT LIMITED TO LOSS OF USE; LOSS OF REVENUE; LOSS OF ACTUAL OR ANTICIPATED PROFITS (INCLUDING LOSS OF PROFITS ON CONTRACTS); LOSS OF THE USE OF MONEY; LOSS OF ANTICIPATED SAVINGS; LOSS OF BUSINESS; LOSS OF OPPORTUNITY; LOSS OF GOODWILL; LOSS OF REPUTATION; LOSS OF,DAMAGE TO OR CORRUPTION OF DATA; OR ANY INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE HOWSOEVER CAUSED INCLUDING THE REPLACEMENT OF EQUIPMENT AND PROPERTY, ANY COSTS OF RECOVERING, PROGRAMMING, OR REPRODUCING ANY PROGRAM OR DATA STORED OR USED WITH VENDOR PRODUCTS AND ANY FAILURE TO MAINTAIN THE CONFIDENTIALITY OF DATA STORED ON THE PRODUCT. THE FOREGOING LIMITATION SHALL NOT APPLY TO DEATH OR PERSONAL INJURY CLAIMS, OR ANY STATUTORY LIABILITY FOR INTENTIONAL AND GROSS NEGLIGENT ACTS AND/OR OMISSIONS. VENDOR DISCLAIMS ANY

REPRESENTATION THAT IT WILL BE ABLE TO REPAIR ANY PRODUCT UNDER THIS WARRANTY OR MAKE A PRODUCT EXCHANGE WITHOUT RISK TO OR LOSS OF THE PROGRAMS OR DATA.

Obtaining Warranty Service:
Please access and review the online help resources referred to in the documentation accompanying this Product before requesting warranty service. If the Product is still not functioning properly after making use of these resources, please contact the Vendor representatives.

Flux Power Incorporated	Global Fluid Power Solutions:
By: [signature]	By: [signature]
Title: COO	Title: CEO
Date: 4-1-10	Date: 4-1-10